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                                                                    Exhibit 16.1


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549


May 9, 2002

Dear Sir or Madam:

We have read the first four (4) paragraphs of Item 4 included in the Form 8-K dated May 9, 2002 of Wilsons the Leather Experts Inc. and Subsidiaries to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

Arthur Andersen LLP

By /s/ Brent G. Blackey
  ------------------------------
       Brent G. Blackey

Copy to: Mr. David L. Rogers, President and Chief Operating Officer
         Mr. Peter G. Michielutti, Chief Operating Officer